Exhibit 99.1


[FAIRPOINT COMMUNICATIONS LOGO]


FOR IMMEDIATE RELEASE


                       FAIRPOINT REPORTS OPERATING RESULTS
                   FOR THE SECOND QUARTER ENDED JUNE 30, 2005


CHARLOTTE, N.C. (August 2, 2005) - FairPoint Communications, Inc. (NYSE:FRP) ("FairPoint" or the "Company") today announced its financial results for the second quarter ended June 30, 2005. Highlights include:

     o Operating revenues for the second quarter of 2005 increased $2.8 million or 4.5% over the second quarter of 2004. Excluding the impact of acquired operations and non-recurring revenues, revenue grew approximately 1% over the first quarter of 2005 and was essentially flat compared to the second quarter of 2004.

     o Second quarter 2005 net income was $5.6 million versus a net loss of ($4.1) million in the second quarter of 2004. Adjusted EBITDA (as defined herein) for the second quarter of 2005 was $33.8 million versus $35.3 million for the same period last year.

     o Earnings per share on a fully diluted basis for the second quarter of 2005 were $0.16 compared to a loss per share on a fully diluted basis of ($0.43) in the second quarter of 2004.

     o Cash Available for Dividends (as defined herein) was $19.0 million in the second quarter or $0.55 per share.

     o Operating revenues for the six months ended June 30, 2005 increased $3.5 million or 2.8% over the six months ended June 30, 2004.

     o Income from operations was $33.0 million for the six months ended June 30, 2005 compared to $36.4 million for the six months ended June 30, 2004. Adjusted EBITDA for the six months ended June 30, 2005 was $66.2 million versus $70.8 million for the same period last year.

     o At June 30, 2005, access line equivalents totaled 287,723 compared to 276,167 at March 31, 2005. This increase in access line equivalents is principally from the Company's Berkshire Telephone acquisition which closed in the second quarter and growth in high-speed data ("HSD") subscribers.

"The FairPoint team is working hard to improve customer service, implement operating efficiencies and accelerate growth," said Gene Johnson, Chairman and CEO. "The second quarter saw good organic increases in our growth areas, such as HSD subscribers, and the completion of another accretive acquisition in Berkshire Telephone. In addition, we paid our shareholders a dividend of $0.39781 per share in accordance with our dividend policy."

Results for the three month period ended June 30, 2005

FairPoint reported consolidated revenues for the three months ended June 30, 2005 of $65.2 million, an increase of $2.8 million or 4.5% compared to the three months ended June 30, 2004. Revenue in the quarter included certain non-recurring items of $1.9 million consisting of positive interstate revenue settlement adjustments related to prior years. In addition, interstate access revenue increased slightly due to earlier filing of cost studies with the National Exchange Carrier Association which resulted in cost study adjustments which historically may have been recognized in the second and third quarters being recognized in the second quarter. Excluding the impact of acquired operations and certain non-recurring revenues, total revenue was essentially flat compared to the second quarter of the prior year.

Income from operations was $16.8 million for the three months ended June 30, 2005 compared to $18.0 million for the same period in 2004, representing a 6.7% decrease. In part this reflects a continuing trend that a greater share of end-user revenue is now from lower gross margin unregulated products.

In addition, operating expenses (excluding depreciation and amortization and stock-based compensation) increased $2.5 million in the second quarter of 2005 compared to the same period in 2004. Approximately $1.5 million of this increase was due to higher consulting expenses primarily related to preparation for compliance with Section 404 of the Sarbanes-Oxley Act. Expenditures related to Sarbanes-Oxley compliance accelerated significantly during the quarter. Also contributing to the increase in operating expenses was an increase in expenses related to HSD and long distance services of $0.5 million and a $0.2 million increase in bad debt expense. Depreciation and amortization expense increased $0.8 million and stock based compensation increased by $0.6 million for the three months ended June 30, 2005 compared to the same period in 2004.

FairPoint reported earnings per share on a fully diluted basis of $0.16 for the three months ended June 30, 2005, compared to a loss per share on a fully diluted basis of ($0.43) for the same period in 2004. This improvement primarily results from FairPoint's recapitalization completed on February 8, 2005 associated with the Company's initial public offering, which substantially de-leveraged the Company and provided a decrease in interest expense and consequently an improvement in earnings.

Adjusted EBITDA for the three months ended June 30, 2005 was $33.8 million, excluding a one-time loss on early retirement of debt of approximately $1.6 million incurred in connection with the redemption of senior subordinated notes due 2010 in May, compared to Adjusted EBITDA of $35.3 million for the same period in the prior year. Distributions from investments decreased $2.0 million in the second quarter of 2005 compared to the second quarter of 2004 which contributed to the decrease in Adjusted EBITDA.

Cash Available for Dividends was $19.0 million for the three months ended June 30, 2005.

Results for the six month period ended June 30, 2005

FairPoint reported consolidated revenues for the six months ended June 30, 2005 of $126.9 million, an increase of $3.5 million or 2.8% compared to the six months ended June 30, 2004. Revenue growth was the result of increases in data/Internet and long distance revenues as well as positive non-recurring interstate revenue settlement adjustments related to prior years, which more than offset expected decreases in Universal Service Fund ("USF") revenues.

Income from operations was $33.0 million for the six months ended June 30, 2005 compared to $36.4 million for the six months ended June 30, 2004, a 9.5%
decrease, driven principally by the increased percentage of lower margin unregulated revenues in the total business mix due to HSD and long distance revenue growth. Operating expenses (excluding depreciation and amortization and stock-based compensation) increased $4.5 million or 7.2% for the six months ended June 30, 2005 compared to the same period in the prior year. The increase in operating expenses is due primarily to an increase in expenses related to HSD and long distance services of $1.8 million, an increase in consulting fees of $1.5 million primarily related to preparation for compliance with Section 404 of the Sarbanes-Oxley Act, an increase in bad debt expense of $0.4 million and a $0.6 million increase in expenses related to the Berkshire acquisition. Depreciation and amortization expense increased $1.4 million and stock based compensation increased $1.0 million for the six months ended June 30, 2005 compared to the same period in 2004.

FairPoint reported earnings per share on a fully diluted basis of $0.57 for the six months ended June 30, 2005, compared to a loss per share on a fully diluted basis of ($0.92) for the same period in 2004. This improvement is primarily the result of the Company's recapitalization completed on February 8, 2005 associated with the Company's initial public offering, which substantially de-leveraged the Company and provided a decrease in interest expense and consequently an improvement in earnings. The repurchase of the Company's series A preferred stock and high yield debt resulted in significant one-time charges that are reflected in the financial statements. An income tax benefit of $25.4 million was recorded due to a year-to-date taxable loss driven by the expenses incurred from the recapitalization. In addition, the Company recognized income tax benefits of $66.0 million from the recognition of deferred tax benefits from the reversal of the deferred tax valuation allowance that resulted from the Company's expectation of generating future taxable income following the recapitalization.

Adjusted EBITDA for the six months ended June 30, 2005 was $66.2 million, excluding one-time transaction expenses of approximately $87.7 million incurred in connection with the Company's recapitalization, compared to Adjusted EBITDA of $70.8 million for the same period in the prior year. In addition, Adjusted EBITDA for the six months ended June 30, 2004 included a one-time distribution of $2.5 million related to the sale of a cellular partnership interest.

Cash Available for Dividends was $31.8 million for the six months ended June 30, 2005. On a pro forma basis, assuming the recapitalization was completed on January 1, 2005, Cash Available for Dividends was $37.2 million.

Second quarter operational highlights

o Total access line equivalents (voice access lines and high speed data subscribers, which include DSL, cable modem and wireless broadband) were 287,723 as of June 30, 2005, representing an increase of 11,556 from March 31, 2005, which includes 7,229 access line equivalents from the acquisition of Berkshire Telephone.

o By the end of the quarter, 17 of FairPoint's operating companies (representing 69% of access line equivalents) had converted to a single outsourced billing platform. This conversion has resulted in a temporary delay in late notices, disconnect notices and non-pay disconnects at some of the converted companies.

o Voice access lines at companies owned for more than one year increased during the quarter by 0.4% to 240,282.

o Total HSD penetration utilizing DSL, cable and wireless technologies was 16.6% of voice access lines, compared to 12.5% at the end of the second quarter in the prior year and 14.5% at the end of the fourth quarter of 2004.

o At the end of the second quarter, DSL penetration was 15.2% of voice access lines, compared to 11.6% at the end of the second quarter of last year and 13.3% at December 31, 2004.

o Interstate long distance penetration as of June 30, 2005 was 41.7% of voice access lines compared to 34.1% at the end of the second quarter 2004, as a result of the Company's continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

Cash Available for Dividends

The following table illustrates the Cash Available for Dividends generated during the six months ended June 30, 2005 on an actual basis and on a pro forma basis to give effect to the recapitalization as if it had occurred on January 1, 2005. Dividends are subject to declaration by FairPoint's board of directors and compliance with Delaware law and the terms of FairPoint's credit facility.


           Six Months Ended June 30, 2005

           (in thousands)

                                                  Actual         Pro Forma
                                                  ------         ---------

           Adjusted EBITDA (1)                 $    66,225    $       66,225

           Less:
             Scheduled principal repayments            546               546
             Cash interest expense                  23,104            17,757
             Capital expenditures and other         10,264            10,264
             Cash income taxes                         475               475
                                                       ---               ---

           Cash Available for Dividends (1)    $    31,836    $       37,183


     1. Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. For definitions of and additional information regarding Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see Non-GAAP Financial Measures below and review the attachments to this press release.

Outlook

"We continue to be confident in our business model and our ability to deliver consistent dividends to our shareholders," said Mr. Johnson. "The rural nature of most of our markets offers us unique advantages to grow our business with reasonable investment and allows us to enjoy different competitive dynamics than most non-rural providers. We expect our growth will come from a combination of predictable and stable revenues from our regulated business, organic growth from our high-speed data and long distance products and contributions from acquisitions."

Capital expenditures in the six month period were $9.8 million. This amount was lower than anticipated and we continue to estimate full year capital expenditures at $27 to $28 million. Interest expense for 2005 is estimated at $41 to $43 million, taking into account the Company's capital structure costs pre and post recapitalization. This estimate also takes into account the increased debt to fund the Berkshire Telephone acquisition, but does not take into account the pending Bentleyville Communications acquisition.

Lock-up period

Under the terms of the lock-up agreements executed by FairPoint's directors and executive officers and certain of its stockholders in connection with the initial public offering, the lock-up expiration has been automatically extended through and including August 20, 2005 because of the second quarter 2005 earnings announcement.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its second quarter results at 9:00 a.m. EDT on August 3, 2005. Participants should call (866) 252-6943 (US/Canada) or (706) 679-0621
(International) and request the FairPoint Communications call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 and enter the confirmation code 7879033. The recording will be available from Wednesday, August 3, 2005 at 1:00 p.m. through Wednesday, August 10, 2005 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section. An online replay will be available beginning at 1:00 p.m. (EDT) on August 3, 2005 and remain available for one year. During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint's business and financial matters as well as trends that affect FairPoint. The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies. For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint's credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint's credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint's Adjusted EBITDA were to decline below certain levels, covenants in FairPoint's credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default in such credit facility, or result in FairPoint's inability to pay dividends.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint's ability to pay dividends on its common stock. However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint's board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. FairPoint's management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint's documents to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 27 rural local exchange companies (RLECs) located in 17 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint's most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information. FairPoint's results for the second quarter ended June 30, 2005 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such quarter.


Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com


                                      # # #
Attachments

                 FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets


                                                                  June 30,           December 31,
                                                                    2005                 2004
                                                           ---------------------- ----------------------
                                                                 (unaudited)
                                                                     (Dollars in thousands)

                               Assets
Current assets:
   Cash                                                      $             6,692               3,595
   Accounts receivable, net                                               33,001              30,203
   Other                                                                   5,894               6,805
   Deferred income tax, net                                                  784                  --
   Assets of discontinued operations                                          90                 102
                                                            --------------------- -------------------
Total current assets                                                      46,461              40,705
                                                            --------------------- -------------------
Property, plant, and equipment, net                                      245,383             252,262
                                                            --------------------- -------------------
Other assets:
   Investments                                                            41,238              37,749
   Goodwill                                                              477,047             468,508
   Deferred income tax, net                                               90,449                  --
   Deferred charges and other assets                                      12,598              19,912
                                                            --------------------- -------------------
Total other assets                                                       621,332             526,169
                                                            --------------------- -------------------
Total assets                                                 $           913,176             819,136
                                                            ===================== ===================

            Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Accounts payable                                          $            14,784              14,184
   Current portion of long-term debt and other
     long-term liabilities                                                   659                 624
   Demand notes payable                                                      377                 382
   Accrued interest payable                                                  185              16,582
   Other accrued liabilities                                              17,412              15,872
   Dividends payable                                                      13,768                  --
   Income taxes payable                                                       37                  --
   Liabilities of discontinued operations                                  2,164               2,262
                                                            --------------------- -------------------
Total current liabilities                                                 49,386              49,906
                                                            --------------------- -------------------
Long-term liabilities:
   Long-term debt, net of current portion                                603,086             809,908
   Preferred shares subject to mandatory redemption                           --             116,880
   Liabilities of discontinued operations                                  1,224               1,580
   Deferred credits and other long-term liabilities                        5,879              12,667
                                                            --------------------- -------------------
Total long-term liabilities                                              610,189             941,035
                                                            --------------------- -------------------
Commitments and contingencies
Minority interest                                                             10                  11
Common stock subject to put options                                           --               1,136
Stockholders' equity (deficit):
   Common stock                                                              350                  94
   Additional paid-in capital                                            617,572             198,519
   Unearned compensation                                                  (7,645)                 --
   Accumulated deficit                                                  (354,920)           (371,565)
   Accumulated other comprehensive loss, net                              (1,766)                 --
                                                            --------------------- -------------------
Total stockholders' equity (deficit)                                     253,591            (172,952)
                                                            --------------------- -------------------
Total liabilities and stockholders' equity (deficit)         $           913,176             819,136
                                                            ===================== ===================

                 FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


===========================================================================================================
                                                          Three months ended          Six months ended
                                                      -------------------------    ------------------------
                                                              June 30,                    June 30,
                                                         2005          2004          2005         2004
-----------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)

Revenues                                            $     65,206        62,416       126,871       123,401
-----------------------------------------------------------------------------------------------------------
Operating expenses:
    Operating expenses, excluding depreciation
      and amortization and stock-based
      compensation                                        34,636        32,093        66,672        62,171
    Depreciation and amortization                         13,106        12,299        26,116        24,700
    Stock-based compensation                                 685            44         1,092            88
-----------------------------------------------------------------------------------------------------------
Total operating expenses                                  48,427        44,436        93,880        86,959
-----------------------------------------------------------------------------------------------------------
Income from operations                                    16,779        17,980        32,991        36,442
-----------------------------------------------------------------------------------------------------------
Other income (expense):
    Net gain (loss) on sale of investments and
      other assets                                            (6)           15          (184)          199
    Interest and dividend income                             720           454         1,272           758
    Interest expense                                      (9,588)      (25,876)      (26,558)      (51,538)
    Equity in net earnings of investees                    2,796         2,639         5,452         5,054
    Realized and unrealized losses on
      interest rate swaps                                     --           (26)           --          (112)
    Other nonoperating, net                               (1,582)           --       (87,746)           --
-----------------------------------------------------------------------------------------------------------
Total other expense                                       (7,660)      (22,794)     (107,764)      (45,639)
-----------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
    income taxes                                           9,119        (4,814)      (74,773)       (9,197)
Income tax benefit (expense)                              (3,515)           49        91,419          (174)
Minority interest in income of subsidiaries                   (1)           --            (1)           (1)
-----------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                   5,603        (4,765)       16,645        (9,372)
-----------------------------------------------------------------------------------------------------------
Income from discontinued operations                           --           671            --           671
Net income (loss)                                          5,603        (4,094)       16,645        (8,701)
-----------------------------------------------------------------------------------------------------------

Weighted average shares outstanding:
    Basic                                                 34,549         9,468        29,260         9,469
-----------------------------------------------------------------------------------------------------------
    Diluted                                               34,566         9,468        29,315         9,469
-----------------------------------------------------------------------------------------------------------

Earnings (loss) per share:
    Basic                                           $       0.16         (0.43)         0.57         (0.92)
-----------------------------------------------------------------------------------------------------------
    Diluted                                         $       0.16         (0.43)         0.57         (0.92)
-----------------------------------------------------------------------------------------------------------

                 FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)



                                                                                                Six months ended
                                                                                                    June 30,
                                                                                       -----------------------------------
                                                                                              2005              2004
                                                                                       ------------------  ---------------
                                                                                             (Dollars in thousands)

Cash flows from operating activities:
   Net income (loss)                                                                    $         16,645           (8,701)
                                                                                       ------------------  ---------------
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
     Income from discontinued operations                                                              --             (671)
     Dividends and accretion on shares subject to mandatory redemption                             2,362            9,660
     Loss on preferred stock subject to mandatory redemption                                       9,899               --
     Deferred income taxes                                                                       (92,706)              --
     Amortization of debt issue costs                                                              1,095            2,301
     Depreciation and amortization                                                                26,116           24,700
     Loss on early retirement of debt                                                             77,847               --
     Minority interest in income of subsidiaries                                                       1                1
     Income from equity method investments                                                        (5,452)          (5,054)
     Other non cash items                                                                          1,230             (898)
     Changes in assets and liabilities arising from operations:
       Accounts receivable and other current assets                                               (1,795)          (2,094)
       Accounts payable and accrued expenses                                                     (17,717)             861
       Income taxes                                                                                 (342)            (182)
       Other assets/liabilities                                                                      110               83
                                                                                       ------------------  ---------------
         Total adjustments                                                                           648           28,707
                                                                                       ------------------  ---------------
           Net cash provided by operating activities of continuing operations                     17,293           20,006
                                                                                       ------------------  ---------------
Cash flows from investing activities of continuing operations:
   Acquisitions of telephone properties                                                          (16,449)              --
   Net capital additions                                                                          (9,652)         (16,599)
   Distributions from investments                                                                  4,791            8,799
   Net proceeds from sales of investments and other assets                                           174              356
   Other, net                                                                                       (281)            (234)
                                                                                       ------------------  ---------------
     Net cash used in investing activities of continuing operations                              (21,417)          (7,678)
                                                                                       ------------------  ---------------
Cash flows from financing activities of continuing operations:
   Net proceeds from issuance of common stock                                                    431,921               --
   Debt issue and offering costs                                                                  (8,468)          (3,719)
   Proceeds from issuance of long-term debt                                                      638,484          107,035
   Repayments of long-term debt                                                                 (847,842)        (111,561)
   Repurchase of preferred and common stock                                                     (129,278)          (1,002)
   Payment of fees and penalties associated with early retirement of
     long term debt                                                                              (61,037)              --
   Payment of deferred transaction fee                                                            (8,445)              --
   Proceeds from exercise of stock options                                                           184               --
   Dividends paid to common stockholders                                                          (7,788)              --
                                                                                       ------------------  ---------------
     Net cash provided by (used in) financing activities of continuing operations                  7,731           (9,247)
                                                                                       ------------------  ---------------
     Net cash contributed from continuing operations to
       discontinued operations                                                                      (510)            (912)
     Net increase in cash                                                                          3,097            2,169
Cash, beginning of period                                                                          3,595            5,603
                                                                                       ------------------  ---------------
Cash, end of period                                                                     $          6,692            7,772
                                                                                       ==================  ===============

                         FAIRPOINT COMMUNICATIONS, INC.

      Condensed and Rural Local Exchange Comparative Financial Information

            For the Three and Six Months Ended June 30, 2005 and 2004



($ thousands)                                                                  Three Months Ended                 Three Months Ended
                                                                                 June 30, 2005                      June 30, 2004
                                                                            -----------------------              -------------------

Consolidated Results from Continuing Operations:
      Revenues                                                                $           65,206                  $          62,416
      Operating expenses                                                                  48,427                             44,436
                                                                              ------------------                  -----------------
      Income from operations                                                              16,779                             17,980
      Other expense                                                                       (7,660)                           (22,794)
                                                                              ------------------                  -----------------
      Income from continuing operations before income taxes                                9,119                             (4,814)
      Income taxes                                                                        (3,515)                                49
      Minority Interest in income of subsidiaries                                             (1)                                 -
      Income from discontinued operations                                                      -                                671
                                                                              ------------------                  -----------------
      Net income (loss)                                                       $            5,603                  $          (4,094)
                                                                              ==================                  =================

      Adjusted EBITDA                                                         $           33,806                  $          35,295
      Cash Available for Dividends                                                        19,012                                324

      Other information:
      Gross property, plant and equipment                                     $          730,170                  $         690,021
      Capital expenditures                                                                 5,002                              9,668
      Cash interest expense (adjusted for amortization, swap interest and
         accretion on series A preferred stock)                                            9,203                             20,045
      Access line equivalents                                                            287,723                            275,436
           Residential access lines                                                      192,643                            192,127
           Business access lines                                                          54,170                             52,808
           HSD subscribers                                                                40,910                             30,501

====================================================================================================================================

                                                                                Six Months Ended                   Six Months Ended
                                                                                  June 30, 2005                     June 30, 2004
Consolidated Results from Continuing Operations:
      Revenues                                                                $          126,871                  $         123,401
      Operating expenses                                                                  93,880                             86,959
                                                                              ------------------                  -----------------
      Income from operations                                                              32,991                             36,442
      Other expense                                                                     (107,764)                           (45,639)
                                                                              ------------------                  -----------------
      Income from continuing operations before income taxes                              (74,773)                            (9,197)
      Income taxes                                                                        91,419                               (174)
      Minority Interest in income of subsidiaries                                             (1)                                (1)
      Income from discontinued operations                                                      -                                671
                                                                              ------------------                  -----------------
      Net income (loss)                                                       $           16,645                  $          (8,701)
                                                                              ==================                  =================

      Adjusted EBITDA                                                         $           66,225                  $          70,782
      Cash Available for Dividends                                                        31,836                             (2,763)

      Other information:
      Gross property, plant and equipment                                     $          730,170                  $         690,021
      Capital expenditures                                                                 9,821                             16,625
      Cash interest expense (adjusted for amortization, swap interest and
         accretion on series A preferred stock)                                           23,104                             40,499


                                                   FAIRPOINT COMMUNICATIONS, INC.

Sequential Financial Information for the Quarters ending June 30 and March 31, 2005 and December 31, September 31, and June 30, 2004


                                                                            Three     Three        Three        Three        Three
                                                                            Months    Months       Months       Months       Months
($ thousands)                                                               Ended     Ended        Ended        Ended        Ended
                                                                           June 30,  March 31,   December 31, September 30, June 30,
                                                                             2005       2005         2005         2005         2005
                                                                         ---------- ----------- ------------- ------------- --------

Consolidated Results:
     Revenues:
         Local calling services                                          $   15,982  $   15,617  $   15,828  $   15,974  $   15,767
         USF - high cost loop support                                         4,707       4,796       5,042       5,807       5,850
         Interstate access revenue                                           20,083      16,880      18,236      17,382      17,772
         Intrastate access revenue                                            9,534      10,083      10,509      10,844      10,325
         Long distance services                                               4,798       4,682       4,508       5,009       4,205
         Data and internet services                                           5,937       5,592       5,504       5,064       4,459
         Other services                                                       4,165       4,015       4,180       5,357       4,038
                                                                          ----------  ----------  ----------  ----------  ----------
     Total revenues                                                          65,206      61,665      63,807      65,437      62,416
     Operating expenses                                                      48,427      45,453      45,727      46,405      44,436
                                                                          ----------  ----------  ----------  ----------  ----------
     Income from operations                                                  16,779      16,212      18,080      19,032      17,980
     Other income (expense) (1)                                              (7,660)   (100,104)    (28,598)    (23,152)    (22,794)
                                                                          ----------  ----------  ----------  ----------  ----------
     Earnings (loss) from continuing
             operations before income taxes                                   9,119     (83,892)    (10,518)     (4,120)     (4,814)
     Income taxes (2)                                                        (3,515)     94,934        (237)       (105)         49
     Minority interest in income of subsidiaries                                 (1)       --            (1)
     Income from discontinued operations                                       --          --          --          --           671
                                                                          ----------  ----------  ----------  ----------  ----------
     Net income (loss)                                                   $    5,603  $   11,042  $  (10,756) $   (4,225) $   (4,094)
                                                                          ==========  ==========  ==========  ==========  ==========


Cash Available for Dividends
Adjusted EBITDA                                                          $   33,806  $   32,419  $   35,578  $   34,796  $   35,295
Less:
     Scheduled principal payments (4)                                           124         422       4,873       5,149       5,326
     Cash interest expense (adjusted for amortization, swap interest and
         dividend and accretion on series A preferred stock)                  9,203      13,901      20,221      19,859      20,045
     Capital expenditures and other                                           5,230       5,034      13,915       8,071       9,649
     Cash income taxes                                                          237         238         237         105         (49)
                                                                          ----------  ----------  ----------  ----------  ----------
Cash Available for Dividends                                             $   19,012  $   12,824  $   (3,668) $    1,612  $      324
                                                                          ==========  ==========  ==========  ==========  ==========



     Other information:
     Gross property, plant and equipment                                 $  730,170  $  706,848  $  702,995  $  695,537  $  690,021
     Capital expenditures                                                     5,002       4,819      12,100       7,767       9,668
     Interest expense (adjusted for amortization
         and swap interest)                                                   9,203      13,901      20,221      19,859      20,045
     Access line equivalents (3)                                            287,723     276,167     274,934     276,114     275,436
         Residential access lines                                           192,643     186,640     187,526     190,211     192,127
         Business access lines                                               54,170      52,610      52,584      52,896      52,808
         High Speed Data subscribers                                         40,910      36,917      34,824      33,007      30,501

             DSL subscribers                                                 37,621      33,889      31,876      30,420      28,351
             Other HSD subscribers (Wireless and Cable modems)                3,289       3,028       2,948       2,587       2,150


Footnotes:

(1) Other expense during 2005, includes $77.8 million loss on early retirement of debt, and $9.9 million loss on repurchase of preferred stock.

(2) Income tax benefit for the three months ended March 31, 2005 includes $28.9 million associated with current period loss and $66.0 million due to the recognition of deferred tax beneftis from the reversal of the valuation allowance.

(3) In the first quarter of 2005, access line equivalents were restated to include wireless and cable modems. In addition, previous periods have been restated to reflect an additional 836 voice lines which our audit processes determined were not properly included in the 2004 reports.

(4) Scheduled principal payments do not include repayment of long term debt associated with bank refinancing completed on February 8, 2005.

                         FAIRPOINT COMMUNICATIONS, INC.

                             EBITDA Reconciliation

            For the Three and Six Months Ended June 30, 2005 and 2004





                                                                                 Three Months Ended             Three Months Ended
                                                                                   June 30, 2005                   June 30, 2004
                                                                               ---------------------           --------------------
                                                                                               (Dollars in Thousands)

Net cash provided by (used in) operating activities
      from continuing operations                                                $           18,717            $             6,376
Adjustments:
      Depreciation and amortization                                                        (13,106)                      (12,299)
      Othertnon-cashditemsensation, net of forfeitures                                      (2,814)                       (3,221)
      Changes in assets and liabilities arising from continuing
           operations, net of acquisitions                                                   2,806                         4,379
                                                                                 ------------------            ------------------
Income from continuing operations                                                            5,603                        (4,765)
Adjustments:
      Interest expense                                                                       9,588                        25,876
      Provision for income taxes                                                             3,515                           (49)
      Depreciation and amortization                                                         13,106                        12,299
                                                                                 ------------------            ------------------
EBITDA                                                                                      31,812                        33,361
Adjustments:
      Net (gain) loss on sale of investments and other assets                                    6                           (15)
      Equity in earnings of investee                                                        (2,796)                       (2,639)
      Distributions from investments                                                         2,551                         4,558
      Realized and unrealized losses on interest rate swaps                                      -                            26
      Loss on early retirement of debt                                                       1,582                             -
      Loss on redemption of preferred stock                                                      -                             -
      Non-cash stock based compensation                                                        685                            44
      Deferred patronage dividends                                                             (34)                          (40)
                                                                                 ------------------            ------------------
Adjusted EBITDA                                                                 $           33,806            $           35,295
                                                                                 ==================            ==================


====================================================================================================================================

                                                                                  Six Months Ended               Six Months Ended
                                                                                    June 30, 2005                  June 30, 2004
                                                                                ---------------------           --------------------

Net cash provided by operating activities of continuing operations              $           17,293            $           20,006
Adjustments:
      Depreciation and amortization                                                        (26,116)                      (24,700)
      Othertnon-cashditemsensation, net of forfeitures                                       5,724                        (6,010)
      Changes in assets and liabilities arising from continuing
           operations, net of acquisitions                                                  19,744                         1,332
                                                                                 ------------------            ------------------
Income (loss) from continuing operations                                                    16,645                        (9,372)
Adjustments:
      Interest expense                                                                      26,558                        51,538
      Provision for income taxes                                                           (91,419)                          174
      Depreciation and amortization                                                         26,116                        24,700
                                                                                 ------------------            ------------------
EBITDA                                                                                     (22,100)                       67,040
Adjustments:
      Net (gain) loss on sale of investments and other assets                                  184                          (199)
      Equity in earnings of investee                                                        (5,452)                       (5,054)
      Distributions from investments                                                         4,791                         8,799
      Realized and unrealized losses on interest rate swaps                                      -                           112
      Loss on early retirement of debt                                                      77,847                             -
      Loss on redemption of preferred stock                                                  9,899                             -
      Non-cash stock based compensation                                                      1,092                            88
      Deferred patronage dividends                                                             (36)                           (4)
                                                                                 ------------------            ------------------
Adjusted EBITDA                                                                 $           66,225            $           70,782
                                                                                 ==================            ==================
Less:
      Scheduled principal payments                                                             546                        15,850
      Cash interest expense (adjusted for amortization, swap interest and
           dividend and accretion on series A preferred stock)                              23,104                        40,499
      Capital expenditures and other                                                        10,264                        17,022
      Cash income taxes                                                                        475                           174
                                                                                 ------------------            ------------------
Cash Available for Dividends                                                    $           31,836            $           (2,763)
                                                                                 ==================            ==================



"EBITDA" means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted EBITDA" for any period is defined in our credit facility as (1) the sum of Consolidated Net Income (which is defined in FairPoint's credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income; provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, and certain other non-cash items, each as defined, minus (2) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income for the period.

"Cash Available for Dividends" means Adjusted EBITDA less scheduled principal payments on indebtedness, cash interest expense (adjusted for amortization, swap interest and dividends and accretion on series A preferred stock), capital expenditures, non-cash items excluded from Adjusted EBITDA and paid in cash and income taxes.